Exhibit 99.(a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.                                      Name of Statutory Trust:  ALPS Alerian MLP Equal Weight Index Fund.

2.                                      The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

NAME:  The name of the Statutory Trust is ALPS/Alerian MLP Equal Weight Index Fund.

3.                                      EFFECTIVE DATE.  This Certificate of Amendment shall be effective October 1, 2013.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 1st day of October, 2013.

/s/ Thomas A. Carter
Thomas A. Carter
Trustee